Exhibit 99.1

PacificNet Reports Record First Quarter Results

Q1 Revenues Increase 63%, Net Income Rises 122%, Gross Profit Margins Increase From 18% to 43% Resulting in Quarterly EPS of 8.5 cents per basic share

Company To Host Conference Call at 8 a.m. Eastern Time today to discuss results

BEIJING, CHINA, May 22, 2006 /Xinhua-PRNewswire/ -- PacificNet Inc. (Nasdaq: PACT), a leading provider of CRM and telemarketing services, call center, Interactive Voice Response (IVR) and Value-Added Services (VAS) in China, today reported unaudited results for the first quarter ended March 31, 2006.

Q1 2006 Highlights (in US dollars)

●	Quarterly revenues of $15,034,000 represented an increase of 63% as compared to $9,212,000 from Q1 2005. This exceeded the Company's revenue projection of between $13 and $14 million.
●	Quarterly gross profit was $6,481,000, an increase of 282% as compared to $1,698,000 from Q1 2005. Gross profit margin increased to 43% for Q1 2006 from 18% for Q1 2005.
●	Quarterly operating profit was $2,012,000, an increase of 160% as compared to $773,000 from Q1 2005. Operating profit margin increased to 13% for Q1 2006 from 8% for Q1 2005.
●
Quarterly net income of $921,000, or EPS of 8.5 cents per basic share (8.0 cents per diluted share), represented an increase of 122% as compared to net income of $415,000, or 4 cents per basic share (4 cents per diluted share) in Q1 2005. This was in the upper end of the range of the Company's latest first quarter earnings projection of 7 to 9 cents per basic share. Net profit margin increased to 6.13% for Q1 2006 from 4.50% for Q1 2005. The Company’s Q1 results also included a total of $358,000 in non-cash expenses, including depreciation and amortization expense of $296,000 and a new $62,000 non-cash stock-based compensation expense recognized during Q1 as a result of the implementation of SFAS 123(R) which became effective on January 1, 2006.

●	Cash and cash equivalents were $11,189,000 as of March 31, 2006, compared to $2,323,000 at the end of Q1 2005.
●	Equity per share of $2.99 and cash per share of $1.03 as of March 31, 2006, as compared to equity per share of $2.57 and cash per share of $0.24 as of March 31, 2005 respectively.
●
Quarterly revenues of $3,027,000, $7,040,000, and $3,355,000; and operating profit of $120,000, $1,714,000, and $351,000 were generated from the Company's three business units: (1) CRM Outsourcing Services, (2) Value Added Services (VAS) and (3) Telecom Distribution Services, respectively. This compares to revenues of $3,064,000, $1,409,000, and $4,676,000; and operating profit of $239,000, $556,000, and $129,000, respectively for Q1 2005.

●	Increasing operating margin reflects Company’s continuous shift from B2B services to B2C services.
●	Continued profitability in each of the acquired subsidiaries: Epro, ChinaGoHi (Lion Zone), Linkhead, Smartime, Clickcom and Guangzhou 3G,
●
Expanded presence in China with offices in Hong Kong, Beijing, Shenzhen, Guangzhou, and VAS branch offices in 26 provinces in China including Guangdong, Guangxi, Hubei, Hunan, Jiangsu, Zhejiang, Shanghai, Henan, Anhui, Yunnan, Gansu, Ningxia, Inner Mongolia, Guizhou, Tianjin, Qinghai, Hainan, Heilongjiang, Shanxi, Shandong, Chongqing, Jiangxi, Beijing, Hebei, Liaoning, and Jilin.

2006 Business Outlook

Today, the Company reiterated its outlook for fiscal 2006:
●	Total revenues will be between $60 and $70 million.
●	Net income will be between $4.5 and $5.2 million, or about 41 to 50 cents per basic share.

For the second quarter:

●	Total revenues will be between $14 and $15 million.
●	Net income will be between $1,000,000 and $1,200,000, or about 10 to 12 cents per basic share.
●
PacificNet's strategy in 2006 is to capture market share and top-line growth in the VAS and CRM market in China while enhancing profit margins through integration of subsidiary operations and synergy development.

●	The Company expects continued revenue and profit growth in 2006 through organic growth and accretive acquisitions in the VAS, IVR and CRM market in China.

"We are happy to report another strong quarter of record growth both in revenues and profits as this period is traditionally a slower period due to the long Lunar New Year holidays in China." said Tony Tong, Chairman and CEO of PacificNet. "This is our ninth quarter of profitability and growth. During the quarter, we continued to increase our profit margin by expanding rapidly in our VAS and B2C services. We believe that in 2006 this strategy will result in growing profitability. This strategy is already gaining traction, as our first quarter operating margin increased from 8% to 13% year-over-year. We believe promising opportunities exist to grow rapidly in many of our targeted vertical markets. For example, the growing number of banking and financial services companies selecting us to enhance customer service operations reflects the evolving and increasingly competitive nature of the financial services industry in China. Today, consumers choose a provider in China not solely based upon price, but upon a number of factors including CRM service, loyalty, and retention programs. This trend has created the demand for and deployment of large scale customer contact centers. We believe that the CRM contact center has emerged as the new competitive advantage for the market leaders in China. To become a market leader in China, whether as a product or service provider, a company needs to devote resources to CRM and customer service. With over 15 years as a leading provider and the experience in CRM and contact center management in Hong Kong and China, we believe PacificNet is well positioned to capture a significant share of this rapidly growing market."

"We made significant progress in transitioning our business from the lower-margin Communications Distribution Business to higher-margin value-added telecom services and Internet B2C e-commerce," said Victor Tong, President of PacificNet. "Acquisitions such as Clickcom and Guangzhou 3G helped us enter the mobile internet market in China. In addition, the recent announcement that we entered into a definitive agreement to acquire iMobile (Beijing) Technology Co., Ltd. further enhances our position in this rapidly growing B2C market in China. We also continue to rapidly expand our VAS Business, through strong organic growth as a result of leading companies in China increasingly selecting us for important programs. The acquisition of a majority interest in Guangzhou Wanrong, one of the leading providers of VAS in China, is expected to help support our growth during the second half of fiscal 2006 and beyond. The success that we developed in this business allowed us to recently acquire a controlling interest in ChinaGoHi, one of the most widely recognized brand names in China. We believe that the combination of its innovative infomercials along with our growing call center operations will allow us generate increased revenues from marketing campaigns."

"In addition to making several key acquisitions recently, we laid the foundation for a strong future, by hiring additional personnel in key areas to support our accounting and back-office functions, as well as implemented the systems to allow the Company to better measure the performance of each of its units. Although we dramatically increased the size of our accounting and compliance department since last year, we were late in filing our Form 10-KSB for the year ended December 31, 2005 and we needed to take an extension to file our first quarter results. We recognize the importance of timely filing our results, and believe we now have the necessary components to meet future deadlines. With the mobile Internet expected to be one of the key drivers of future economic growth in China, as well as VAS and CRM services playing an increasingly important role in leading Chinese companies' marketing activities, we feel PacificNet is well positioned for the future."

New Appointment of VP of Finance and Interim CFO, and Resignation of CFO ShaoJian Wang

As indicated in our 10-K filed on April 28, we have greatly expanded our Finance and Accounting staff in China in the last six months. In January, we promoted Mary Ma to the new position of Vice President of Finance, a position which will be permanently stationed in China. We have gradually transitioned the roles, responsibilities and job function of the CFO role to Mary May, the new VP of Finance. We announce the resignation of Mr. ShaoJian Wang as the CFO of PacificNet effective May 26, 2006. Mr. Victor Tong, our President, will take on the position of the Interim CFO during our search of the permanent CFO. We’d like to thank Mr. ShaoJian Wang for his hard work and contribution as the CFO of PacificNet for the last 4 years, and we wish him the best in his future personal and career pursuit. There is no disagreement between company and the CFO and Mr. Wang has signed and certified the 10-Q for Q1 2006. Mr. Wang will remain as a member of the board of directors.

Beginning in Q1 2006, the Company streamlined its reporting procedures by requiring all accounting groups within each subsidiary, which includes tax, treasury, financial planning and analysis groups, to directly report information and communicate to their respective accounting group at the Company’s financial accounting headquarters in Shenzhen, China. Each accounting group at Shenzhen is now responsible for overseeing the reporting results delivered for each subsidiary within their group to ensure that the material transactions and financial disclosures provided by such group are accurate, complete and correct and do not contain any material misstatements or omit material information

The Company plans to expand the size of its internal audit group, and has determined to retain an outside independent consulting firm with relevant accounting, experience. In connection with this expansion the Company will give the internal audit group the added responsibility to monitor its wholly owned subsidiaries and partially owned subsidiaries and joint venture operations through reviews and audits at such locations a minimum of three times a quarter. The Company has found that this new responsibility of the internal audit group is critical upon each new acquisition, as the newly acquired subsidiary must quickly become familiar with the Company’s policies and procedures for processing, summarizing, reporting and disclosing material information and ensuring that financial information about the new subsidiary is properly accounted for and communicated to management.

2006 Business Highlights, Important Developments and Acquisitions

Recently, the Company expanded its operations by acquiring entities that operate as service providers in the VAS, IVR, and CRM industries, which have grown rapidly in China in recent years. The following are the highlights of the Company’s acquisitions and business development so far this year.

* Value-added Services Expansion in Guangxi China

On May 4 , 2006, PacificNet announced that its subsidiary, Guangzhou Wanrong Information Technology Co., Ltd ("Wanrong"), signed a value-added services cooperation agreement to provide IVR and voice information services with China Telecom (NYSE: CHA) in Guangxi province. Guangzhou Wanrong, one of the leading information value-added services development and operation companies, has dedicated itself to becoming a first-class telecom value-added services provider in China. Guangzhou Wanrong's mobile applications include SMS, WAP, JAVA, MMS, IVR, multimedia entertainment download services, interactive media products, life, sports, entertainment, and business information services, as well as mobile email services. Guangzhou Wanrong was granted nationwide SMS service numbers "2388" for China Mobile and "9928" for China Unicom.

According to the agreement, Guangzhou Wanrong will provide a wide variety of voice-based information services to China Telecom's 1.5 million fixed-line phone users and PHS users in two regions of Guangxi province, Baise and Hechi, by utilizing China Telecom's "168" and "160" voice information hotline services. With its powerful voice information development technology and rich voice information service content, Wanrong will provide China Telecom with diversified voice value-added services including interactive voice games, musical greetings, voice chatting & dating, picture and ring-tone downloads, voice information inquiry, the "160" operator assisted voice information navigation hotline, and other value-added services.

* Acquisition of Guangzhou Wanrong

On Jan 31, 2006, PacificNet completed the acquisition of a majority interest in Guangzhou Wanrong, one of the leading value-added telecom service providers in China. Wanrong's integrated value-added mobile services system is valuable for the implementation of PacificNet's "iPACT" program, which is PacificNet's VAS profit-sharing alliance partnership program. The acquisition is expected to be accretive to the Company's earnings in 2006.

* Acquisition of iMobile E-commerce

On February 06, 2006, PacificNet announced that it has entered into a definitive agreement to acquire a 51% majority interest in PacificNet iMobile (Beijing) Technology Co., Ltd ("iMobile"), one of the leading internet information portals and e-commerce distributors for mobile phones, mobile phone accessories, and mobile related value-added services in China. iMobile operates its e-commerce business via two internet portals, "http://www.iMobile.com.cn" and "http://www.18900.com," in addition to a WAP portal "17wap.com" for mobile phone browsing. iMobile's internet portal is a top ranked site in terms of traffic and has about 2.3 million registered online users and over 400,000 active users, with 5 million daily page views and 20,000 blog postings daily, which makes iMobile the top ranked site in its category in China. In addition, iMobile's 18900.com operation is the designated internet distributor of Motorola, Nokia, and NEC's mobile products in China. 18900.com is the leading internet e-commerce distributor of mobile products in China, providing internet, email, customer service centers, pre and post sale services, logistics, and cash-on-delivery (COD) services to consumers purchasing mobile phone related products in China. iMobile's 18900.com e-commerce operation combines both online internet services with its offline customer service network composed of a nationwide chain of logistics and customer service centers covering 21 provinces and 40 major cities in China.

PacificNet's management team will host a conference call at 8:00 am Eastern Time on Monday, May 22, 2006, to discuss its first quarter results and its outlook for the remainder of 2006. The conference call is open to the public and may be accessed by calling (888) 852-6401 or (706) 645-0115 and entering PIN: 9403149. For those unable to attend the conference call live, an archive of the call will be available for 30 days. The replay numbers are (800) 642-1687 or (706) 645-9291. Please use conference ID 9403149.

About PacificNet

PacificNet Inc. (http://www.PacificNet.com), through its subsidiaries, invests in and operates companies that provide outsourcing and Value-Added Services (VAS) in China, such as call centers, telemarketing, direct response television (DRTV) marketing, CRM, interactive voice response (IVR), mobile applications, and communications product distribution services. PacificNet's clients include the leading telecos, banks, insurance, travel, marketing, and business services companies, and telecom consumers, in Greater China. PacificNet's corporate clients include China Telecom, China Mobile, Unicom, PCCW, Hutchison Telecom, Bell24, SONY, TCL, Huawei, American Express, Citibank, HSBC, Bank of China, Bank of East Asia, DBS, TNT, and Hong Kong Government. PacificNet employs over 2,300 staff in its various subsidiaries throughout China with offices in Hong Kong, Beijing, Shenzhen, Guangzhou, and branch offices in 26 provinces in China, and is headquartered in Minneapolis USA and Hong Kong.

PacificNet's operations can be classified into the following three main business units:

Group 1.  Outsourcing Services: including Business Process Outsourcing (BPO), call center, IT Outsourcing (ITO), and software development services. PacificNet's Outsourcing Services Group includes the following subsidiaries:
PacificNet Solutions (aka Smartime or Soluteck Shenzhen) is a leading provider of outsourcing services including software development, R&D, and project management services in China. PacificNet Solutions employs over 280 staff and provides outsourcing services to leading telecom, banking, and financial services companies including Huawei, IBM, and Bank of East Asia.

PacificNet Epro (www.EproTel.com.hk) is the industry leader and leading provider of outsourced call center, telemarketing, CRM, SMS, Interactive Voice Response (IVR), and other Value-Added telecom Services (VAS) with over 13 years of field experience in Greater China. Epro Telecom's business consists of the following three major categories:

(1). Outsourced Call Center Services: Epro's ISO 9001 certified outsourcing contact center hosts over 1000 workstations staffed by 600 agents and provides 24x7x365 multi-lingual inbound and outbound services.

(2). Training and Consulting Services: The Epro Call Center Training Institute (ECCTI) is a leading provider of contact center management consulting and training services that help clients maximize the return on investment in their CRM operations.

(3). Call Center Management Software Products and Solutions: Epro's software products include: WISE-xb Call Center agent performance, management, and reporting software, Automatic Call Distribution (ACD) System, UMS, and SMS.

Group 2. Value-Added Telecom Services (VAS): including Interactive Voice Response (IVR), SMS, and related VAS. PacificNet's VAS Group includes the following subsidiaries:

●
ChinaGoHi provides infomercial marketing services, telemarketing services, and financial advisory services in China. ChinaGoHi produces Direct Response Television (DRTV) infomercials aired on satellite and cable TV, provides informational web portals, and subscription-based value added services including internet email, Short Message Services (SMS), mobile WAP services, and Interactive voice Response (IVR) services via fixed and mobile phones.

●
Linkhead is a value-added reseller and provider of VAS, such as IVR system development and integration, SMS, and voice-portal services and is a channel partner of NMS Communications system hardware, a leading provider of communications technologies.

●
Clickcom-WOFE, and its affiliated company Dianxun-DE, directly offer a wide variety of wireless internet services to China’s telecom operators including SMS and Wireless Application Protocol (WAP), which allows users to access information instantly via handheld wireless devices and Java mobile applications.

●
Guangzhou3G-WOFE is one of the largest value-added telecom and information services providers in China with both voice (IVR and call center) and data (SMS, MMS, WAP, JAVA, GPRS) connection to the four major telecom operators: China Mobile, China Unicom, China Telecom, and China Netcom, covering both mobile and fixed-line networks.

●
iPACT International Investment Limited provides the “iPACT” franchise program. The iPACT program gives local providers of VAS services products with national brand name recognition. PacificNet provides all of the hardware, software, applications, and content for VAS including a variety of IVR and other wireless and fixed-line VAS content to qualified VAS-Alliance partners on a profit sharing basis. iPACT's VAS content includes video, audio, color ring back tone (CRBT) services, and BackGround Music (BGM) services.

Group 3. Communication Products Distribution Services: including calling cards, GSM/CDMA/XiaoLingTong products, multimedia self-service Kiosks. This Group includes the following subsidiaries:

●
PacificNet Communications Limited (referred to herein as “PacCom”), incorporated in Hong Kong, is a wholly owned subsidiary of PacificNet that specializes in telecom products distribution, trading, and related services in Hong Kong and Greater China.

●
iMobile is a leading internet information portal and e-commerce distributor of mobile phones, mobile phone accessories, and mobile related value-added services in China. iMobile operates its e-commerce business via two internet portals, "" and "," in addition to a WAP portal "17wap.com" for mobile phone browsing. iMobile's internet portal is a top ranked site in terms of traffic and has about 2.3 million registered online users and over 400,000 active users, with 5 million daily page views and 20,000 blog postings daily, which makes iMobile the top ranked site in its category in China. In addition, iMobile's 18900.com operation is the designated internet distributor of Motorola, Nokia, and NEC's mobile products in China. 18900.com is the leading internet e-commerce distributor of mobile products in China, providing internet, email, customer service centers, pre and post sale services, logistics, and cash-on-delivery (COD) services to consumers purchasing mobile phone related products in China. iMobile's 18900.com e-commerce operation combines both online internet services with its offline customer service network composed of a nationwide chain of logistics and customer service centers covering 21 provinces and 40 major cities in China.

●
Shanghai Classic is a leading distributor of mobile communication products and accessories, telecom services (calling cards, mobile SIM cards, prepaid stored-value cards), and internet services for mobile phones.

●
Take 1 Technologies (www.take1technologies.com , formerly know as CheerEra) is a leading designer, developer and manufacturer of interactive multimedia entertainment stations and self-service communication kiosk products, including photo and video entertainment booths, digital camera photo development stations, self-service karaoke Sing-Along / Act-Along kiosks, internet, MMS, ring-tone and mobile content download, payment and delivery stations for mobile phones, and other coin-operated kiosks and kiosk consumables.

Group 4. Other Business -other administrative, financial and investment services and non-core businesses such as PacificNet Power Limited (PacPower), etc.:
PacificNet Power Limited (PacPower) was founded in Hong Kong on January 10, 2005 as a subsidiary of PacificNet Limited with 51% ownership by PacificNet. Headquartered in Hong Kong, PacPower invests in, develops, markets, distributes, resells, and manufactures energy saving products for use in commercial, residential, and industrial settings. PacPower also engages in Energy Management Services (EMS), energy savings consultation, analysis and solutions implementation, outsourced energy management services, and Energy Savings Performance Contracts (ESPC). PacPower’s energy management services include electrical power management for lighting, air conditioning, elevators and escalators, buildings and roads, and energy related engineering services.

SEGMENT INFORMATION

The Company's reportable segments are operating units, which represent the operations of the Company's significant business operations. Summarized financial information concerning the Company's reportable segments is shown in the following table. The "Other" column includes the Company's other insignificant services and corporate related items, and, as it relates to segment earnings (loss), income, and expense not allocated to reportable segments.

For the three months ended March 31, 2006	Group 1. Outsourcing Business ($)	Group 2. VAS Business ($)	Group 3. Communications Distribution Business ($)	Group 4. Other Business ($)	Total ($)
Revenues	3,027,000	7,040,000	3,355,000	1,612,000	15,034,000
(% of Total Rev)	(20.1%)	(46.8%)	(22.3%)	(10.8%)	(100%)
Earnings / (Loss) from Operations	120,000	1,714,000	351,000	(173,000)	2,012,000
(% of Total Earnings)	(6.0%)	(85.2%)	(17.4%)	(-8.6%)	(100%)
Total Assets	7,446,000	20,637,000	14,011,000	22,448,000	64,542,000
(% of Total Assets)	(11.5%)	(32.0%)	(21.7%)	(34.8%)	(100%)
Goodwill	3,543,000	10,045,000	1,100,000	-	14,688,000
Geographic Area	HK, PRC	HK, PRC	HK, PRC	HK,PRC

For the three months ended March 31, 2005	1.Outsourcing Business ($)	2. VAS Business ($)	3. Communications Distribution Business($)	4. Other Business ($)	Total ($)
Revenues	3,064,000	1,409,000	4,676,000	63,000	9,212,000
(% of Total Rev)	(33.3%)	(15.3%)	(50.8%)	(0.6%)	(100%)
Earnings / (Loss) from Operations	239,000	556,000	129,000	(151,000)	773,000
(% of Total Earnings)	(30.9%)	(71.9%)	(16.7%)	(-19.5%)	(100%)
Total Assets (% of Total Assets)	4,476,000 (14.3%)	4,200,000 (13.4%)	8,388,000 (26.8%)	14,266,000 (45.5%)	31,330,000 (100%)
Goodwill	3,543,000	4,660,000	1,100,000	-	9,303,000
Geographic Area	HK, PRC	HK, PRC	HK, PRC	HK,PRC

Product and service revenues classified by major geographic areas are as follows (in US$):

	Hong Kong	PRC	United States	Total
Product revenues	$4,517,000	$1,629,000	$0-	$6,146,000
Service revenues	$3,031,000	$5,857,000	$0	$8,888,000

PACIFICNET INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands of United States dollars, except par values and share numbers)

	March 31,2006 (Unaudited)	December 31,2005 (Audited)

ASSETS
Current Assets:
Cash and cash equivalents	$11,189	$9,579
Restricted cash - pledged bank deposit	1,653	1,652
Accounts receivables	12,674	5,998
Inventories	2,479	1,836
Loan receivable from related parties	3,314	2,520
Loan receivable from third parties	1,105	1,572
Other current assets	6,499	7,973
Total Current Assets	38,913	31,130
Property and equipment, net	8,533	4,300
Investments in affiliated companies and subsidiaries	411	410
Marketable equity securities - available for sale	565	539
Goodwill	14,688	14,227
Other assets-debt issuance costs(net)	1,432	--
TOTAL ASSETS	$64,542	$50,606

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Bank line of Credit	1,011	1,060
Bank loans-current portion	215	188
Capital lease obligations - current portion	107	126
Accounts payable	5,416	3,186
Accrued expenses and other payables	3,171	4,620
Income tax payable	379	296
Subscription payable	390	775
Loan payable to related party	513	369
Total Current Liabilities	11,202	10,620
Long-term liabilities:
Bank loans - non current portion	1,195	6
Capital lease obligations - non current portion	63	78
Bank loan interest payable	576	--
Convertible Debenture	8,000	--
Total long-term liabilities	9,834	84
Total liabilities	21,036	10,704
Minority interest in consolidated subsidiaries	11,024	8,714
Commitments and contingencies
Stockholders' Equity:
Preferred stock, par value $0.0001, Authorized - 5,000,000 shares
Issued and outstanding - none	--	--
Common stock, par value $0.0001, Authorized - 125,000,000 shares Issued and outstanding:
March 31, 2006 - 13,238,497 shares issued, 10,889,611 outstanding	--	--
December 31, 2005 - 12,000,687 issued, 10,831,024 outstanding	1	1
Treasury stock, at cost (2006 Q1: 2,348,886 shares, 2005: 1,169,663 shares)	(243)	(119)
Additional paid-in capital	58,220	57,690
Cumulative other comprehensive income (loss)	227	247
Accumulated deficit	(25,666)	(26,587)
Less stock subscription receivable	(57)	(44)
Total Stockholders' Equity	32,482	31,188
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$64,542	$50,606

PACIFICNET INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(Unaudited. In thousands of United States dollars, except earnings per share and share amounts)

	2006	2005
THREE MONTHS ENDED MARCH 31:
Revenues	$15,034	$9,212
Services	8,888	3,264
Product sales	6,146	5,948

Cost of revenues	(8,553)	(7,514)
Services	(3,256)	(2,321)
Product sales	(5,297)	(5,193)

Gross margin	6,481	1,698

Selling, general and administrative expenses	(4,323)	(882)
Depreciation and amortization	(58)	(43)
Interest expense	(88)

EARNINGS FROM OPERATIONS	2,012	773

Interest income	32
Sundry income	125	93
Amortization of convertible debt issuance cost	-	-
Liquidated damages provision	-	-

Earnings before Income Taxes and Minority Interest	2,169	866

Provision for income taxes	(115)	(26)
Share of earnings of associated companies	(3)	(8)
Minority interests	(1,130)	(417)

Net Earnings Available to Common Stockholders	$921	$415

BASIC EARNINGS PER SHARE	$0.085	$0.042

Net earnings	$0.085	$0.042

DILUTED EARNINGS PER SHARE	$0.080	$0.038

Net earnings	$0.080	$0.038

Safe Harbor Statement

This Company's announcement contains forward-looking statements. We may also make written or oral forward-looking statements in our periodic reports to the SEC on Forms 10-K, 10-Q, 8-K, etc., in our annual report to shareholders, in our proxy statements, in press releases and other written materials and in oral statements made by our officers, directors or employees to third parties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them.

Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, PacificNet's historical and possible future losses, limited operating history, uncertain regulatory landscape in China, fluctuations in quarterly operating results. Further information regarding these and other risks is included in PacificNet's Form 10K and other filings with the SEC.

Contact:

PacificNet USA office: Jacob Lakhany, Tel: +1-605-229-6678
PacificNet Beijing office: Ada Yu, Tel: +86 (10) 59225000
23/F, Tower A, TimeCourt, No.6 Shuguang Xili, Chaoyang District, Beijing, China 100028
or
CEOcast, Inc. for PacificNet
Ed Lewis, 212-732-4300